NEWS FOR IMMEDIATE RELEASE

ROYALE REPORTS $1.6 MILLION IN CASH FLOW FROM OPERATIONS FOR 2011
• Oil and Natural Gas Revenue up 60%
• Natural Gas Production increased 90%

San Diego, March 14, 2012 – Royale Energy, Inc. (NASDAQ:ROYL) announced today it generated $1.6 million in Cash Flow from Operations for the year 2011 on 10,655,258 basic shares and 11,498,118 fully diluted shares.

Contributing to this, Total Oil & Gas Revenue increased 60% to $4,879,397 in 2011, from $3,047,201 in 2010, a $1,832,196 increase.  Additionally, Royale increased its Natural Gas Production by 90%, from 603,206,000 cubic feet in 2010 to 1,144,469,000 cubic feet in 2011, an increase of 541,263,000 cubic feet.

As a result of this increased rate of production and the significant decline in the price of Natural Gas, the company sustained an impairment of its Oil and Natural Gas Properties. This resulted in a non-cash expense of $4,529,058 for the year ended December 31, 2011, and was the most significant factor in the Net Loss of $4,104,338 or $(0.39) per basic share.

“Difficult times present dynamic opportunities. The present price environment is the perfect time to acquire and develop additional Natural Gas assets, positioning the company for the coming recovery,” said Stephen Hosmer, Royale’s Co-CEO.  “Since selling our only significant oil property in 2008 before the drop in crude prices, we have been looking to add oil to our mix. Alaska presented just such an opportunity, and we are excited to have the potential of this property as our primary exposure to liquids.”

Other financial highlights include a 29% reduction in lifting costs from $1.83 per MCFE in 2010 to $1.30 in 2011, primarily due to the increase in production for the year.

The Company will also begin a 3D seismic survey, extending its coverage in Colusa county California. Acquisition of approximately 17 square miles of proprietary data is scheduled to begin.

ROYALE ENERGY, INC.
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

	2011 (Unaudited)	2010 (Unaudited)
Revenues:		
Sale of Oil and Gas	$4,879,397	$3,047,201
Turnkey drilling	5,933,065	7,868,273
Supervisory Fees and Other	858,586	682,966
Total Revenues	11,671,048	11,598,440
Costs and Expenses:		
General and Administrative	4,039,209	4,001,370
Turnkey Drilling and Development	3,523,372	2,560,068
Lease Operating	1,517,920	1,221,904
Lease Impairment	4,529,058	500,144
Geological and Geophysical Expense	111,390	0
Inventory Write Down	258,043	0
Bad Debt Expense	86,294	43,153
Legal and Accounting	933,856	574,384
Marketing	713,495	621,531
Depreciation, Depletion and Amortization	2,362,065	919,355
Total Costs and Expenses	18,074,702	10,441,909
Gain (Loss) on Sale of assets	759,763	(3,310)
Income From Operations	(5,643,891)	1,153,221
Other Income (Expense):		
Interest Expense	(138,218)	(46,613)
Gains/(Loss) on Marketable Securities	0	907,679
Income Before Income Tax Expense	(5,782,109)	2,014,287
Income Tax Provision (Benefit)	(1,677,771)	706,259
Net Income (Loss)	($4,104,338)	$1,308,028
Basic Earnings Per Share:		
Net Income available to common stock	($0.39)	$0.13
Diluted Earnings Per Share	($0.36)	$0.12
Other Comprehensive Income		
Unrealized Gain (Loss) on Equity Securities	$4,275	($1,907,999)
Less: Reclassification Adjustment for Losses (Gains) Included in Net Income	0	(907,679)
Other Comprehensive Income (Loss), before tax	4,275	(1,000,320)
Income Tax Expense (Benefit) Related to Items of Other Comprehensive Income	1,240	(323,757)
Other Comprehensive Income, net of tax	3,035	(676,563)
Comprehensive Income (Loss)	($4,101,303)	$631,465

***

About the Company
Headquartered in San Diego, Royale Energy, Inc. is an independent energy company. The company is focused on development, acquisition, exploration, and production of natural gas and oil in California, Texas and the Rocky Mountains. It has been a leading independent producer of oil and natural gas for over 20 years. The company’s strength is continually reaffirmed by investors who participate in funding over 50% of the company’s new projects. Additional information about Royale Energy, Inc. is available on its web site at www.royl.com.

Forward Looking Statements
In addition to historical information contained herein, this news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, subject to various risks and uncertainties that could cause the company’s actual results to differ materially from those in the “forward-looking” statements. While the company believes its forward looking statements are based upon reasonable assumptions, there are factors that are difficult to predict and that are influenced by economic and other conditions beyond the company’s control. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.

Contact:
Royale Energy, Inc.
Chanda Idano, Director of Marketing & PR
619-881-2800
chanda@royl.com
http://www.royl.com